Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lee Johnson, Jr.
January 26, 2005		(919) 687-7820
(919) 687-7821 Fax
lee.johnson@mfbonline.com

M&F Bancorp, Inc. Elects Board Chair

Durham, NC — (January 26, 2005) The Board of Directors of M&F Bancorp, Inc. elected Maceo K. Sloan as its Chairman effective January 25, 2005. Joseph M. Sansom will continue to serve as Vice-Chairman.

Sloan is Chairman, Chief Executive Officer and Chief Investment Officer of NCM Capital, an investment management company headquartered in Durham, NC. He is a current Trustee of The Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF) Funds Boards, which are composed of the CREF, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, and also serves on the board of the SCANA Corporation. Sloan served on the board of Mechanics and Farmers Bank from 1980 until 1999, and has served on the board of M&F Bancorp, Inc. since 1999.

Sansom, who retired from International Business Machines (IBM) where he was a corporate financial analyst, also served as the assistant to N.C. State Treasurer Harlan Boyles. In 2004, he was appointed to the Real Property Management Advisory Council by Gov. Mike Easley.

“We’re confident that the Company will now derive even greater benefit from Mr. Sloan’s expertise and business acumen. We will continue to depend on the guidance and support of both Mr. Sloan and Mr. Sansom as we have always done, and we’re pleased to have them at the helm as we face an increasingly challenging business environment,” said Lee Johnson, Jr., President and CEO.

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $227 million as of September 30, 2004, is the parent company of Mechanics and Farmers Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham-Chapel Hill Blvd., Durham, NC or visit http://www.mfbonline.com.

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